Exhibit 99.1

NEWS RELEASE

Amkor Announces Interim Ruling in Tessera Arbitration

CHANDLER, Ariz. - July 9, 2012 - Amkor Technology, Inc. (NASDAQ: AMKR) today announced that on July 5, 2012, the Arbitration Panel from the International Court of Arbitration of the International Chamber of Commerce issued an interim order in the arbitration proceedings initiated in August 2009 relating to Amkor’s license agreement with Tessera, Inc.

The panel found that no royalties are due to Tessera on seven of the ten asserted U.S. patents. The panel also found that royalties are due on four foreign patents related to U.S. patents that the panel previously found to be royalty bearing. The panel has reserved for later decision the issues of the amount of royalties and pre-judgment interest due, the allocation of costs, and the question of whether Tessera intends to pursue its allegations regarding other patents which have not yet been addressed.

The Company currently estimates that the damages and interest could be around $30 million with respect to the foreign patents. The factors affecting the calculation of damages and interest with respect to the U.S. patents are more complex and require further analysis before the Company can make an estimate, which could be more or less than the amount estimated for the foreign patents. In both cases, the ultimate amount of damages and interest is subject to the determination of which package families the patents apply to, whether those packages meet criteria previously laid out by the panel, overlaps among the packages, the final date through which royalties are applicable and other factors.

The panel also ruled that the license agreement, under which the royalties were awarded, was terminated by Tessera as of February 17, 2011. Based in part on this ruling that the license has terminated, on July 6, 2012, Tessera filed a complaint in the U.S. District Court for the District of Delaware. The complaint seeks injunctive relief and damages with respect to Amkor’s alleged infringement of one of the U.S. patents that the arbitration panel found to be royalty bearing. The Company strongly disputes Tessera’s claims and intends to vigorously defend against them.

“Although we are disappointed that the panel did not rule in our favor on all of the claims, we prevailed on the patents for which Tessera made the largest claims for royalties and we expect that the amount of the award will be well below the more than $400 million claimed by Tessera in the arbitration,” said Ken Joyce, president and chief executive officer of Amkor. “Furthermore, we do not expect that the final amount of the panel’s award will have a material impact on our liquidity, and we do not believe the ruling will interfere in any significant way with our ability to use our technology, conduct our business or service our customers.”

The Company expects to record a charge to operating results in the second quarter 2012 in respect of the panel’s award. Payment of the award is not anticipated before the fourth quarter 2012, after the proceedings to determine the final amount of the award are concluded. We expect to use cash on hand and/or proceeds from borrowings under our existing credit line or other sources to make the payment.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company’s Securities and Exchange Commission filings and on Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the amount of the final damages award and interest; the effect of the panel’s order, including the termination of the license agreement, on the Company’s ongoing business, customer relationships or liquidity; the new complaint filed by Tessera, including the Company’s defense; and the timing and amount of the charge and cash payment in respect of the final award. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, that there can be no assurance that the final damages award and interest will not be significantly more or less than the Company’s expectations or have a material impact on the Company’s liquidity; that the termination of the license agreement will not have a material impact on the Company’s ongoing business and customer relationships, including any supply arrangements with customers formerly benefiting from Amkor’s rights under the terminated license agreement; that the new complaint filed by Tessera will not result in an unfavorable outcome for the Company, including an injunction and significant damage award; or that there will not be any further disputes with Tessera or others involving the Company’s technology or business.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contact:

Amkor Technology, Inc., Chandler

Joanne Solomon

Executive Vice President & Chief Financial Officer

480-786-7878

joanne.solomon@amkor.com